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                               EXHIBIT 4.7

                           STANDSTILL AGREEMENT


          THIS STANDSTILL AGREEMENT is made as of November 27, 1996, among DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC., a South Dakota cooperative corporation ("Dakota"), and JOEL T. HAGEN, JOHN F. ARCHER, JEFFREY G. PARKER, DONALD B. GRAHAM and DOUG SCHNEIDER (collectively "Sellers"). Capitalized terms used in this Agreement and not otherwise defined are defined in the Merger Agreement (the "Merger Agreement") to which this Agreement is an exhibit.


          Pursuant to the Merger Agreement, Sellers will receive shares of Dakota Preferred Stock in connection with the merger of TCIC Communications, Inc. with and into Dakota Acquisition Corp. #1, a wholly-owned subsidiary of Dakota. The Dakota Preferred Stock is automatically convertible into shares of Dakota common stock upon the occurrence of certain events specified in the Agreement attached as Exhibit B to the Merger Agreement. As a condition to the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, Dakota has requested Sellers to enter into this Standstill Agreement (the "Standstill Agreement"), and this Standstill Agreement is part of the consideration for the Merger Agreement.


          NOW, THEREFORE, Dakota and Sellers represent, warrant, covenant and agree as follows:


     SECTION 1. CERTAIN DEFINITIONS. For the purposes of this Standstill Agreement, the following terms have the meanings indicated:

          (a) "Common Stock" shall mean the common stock into which the Dakota Preferred Stock is convertible in the Conversion (as defined below). For purposes of this definition, the term Common Stock shall include any Stockholder Purchase Rights ("Rights") or other rights, if any, evidenced by the certificates for such Common Stock.

          (b)  "Option" shall mean either the First Purchase
     Option or the Tender Offer Option, as such terms are defined in Section 4.1 and 4.2 hereof, respectively.

          (c) "Separated Rights" shall mean any Purchase Rights which are no longer evidenced by certificates for Common
     Stock, but are evidenced by separate Rights certificates.



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          (d)  "Conversion" means the conversion of the Dakota
     Preferred Stock into Common Stock as provided in EXHIBIT B to the Merger Agreement.

          (e) "Conversion Date" means the date of the Conversion, as more particularly defined in Section 9 of the Agreement attached as EXHIBIT B to the Merger Agreement.


          SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLERS.
Sellers represent and warrant to Dakota as follows:

          SECTION 2.1. The execution, delivery and performance of this Standstill Agreement by Sellers does not and will not result in violation of, be in conflict with, or constitute a default under (a) any decree, judgment, ruling or order applicable to Sellers, or (b) any instrument, contract, or other agreement to which Sellers are a party or by which Sellers are bound.

          SECTION 2.2. The terms of this Standstill Agreement are contractual, not merely recital; this Standstill Agreement is the result of negotiations between the parties; Sellers agree that the principle of contract construction against the drafter shall not apply to the interpretation, construction or enforcement of this Standstill Agreement.


          SECTION 3. COVENANTS OF SELLERS. Sellers, and each of them, covenant as follows:

          SECTION 3.1. Sellers, without the prior written consent of the Board of Directors of Dakota, will not, prior to five
     (5) years following the Conversion Date, directly or indirectly, (a) acquire or agree to acquire, by purchase or otherwise, any Common Stock or other voting securities of Dakota in excess of five percent (5%) of the Common Stock at any time outstanding during the term of this Standstill Agreement, except in connection with and as a result of (i) the declaration of a dividend upon, or the making of a distribution in respect of, the Common Stock payable in Common Stock or other voting securities of Dakota, (ii) the subdivision of the outstanding Common Stock into a greater number of shares, (iii) the reclassification of the outstanding Common Stock, (iv) the exercise by Sellers of Separated Rights, or (v) the sale and transfer of Common Stock among Sellers; (b) make, or in any manner participate in (other than in conjunction with all other directors of


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     Dakota), any "solicitation" of "proxies" (as such terms are defined in Regulation 14A of the Securities Exchange Act of
     1934); (c) form, join or in any way participate in a "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any Common

     Stock or other voting securities of Dakota; (d) initiate any proposal to be voted upon or consented to by Dakota's shareholders or convene any meeting of Dakota's shareholders or influence or attempt to influence or in any manner assist any other Person with respect to the initiation of such a proposal or the convening of such a meeting; (e) deposit any Common Stock or other voting securities of Dakota into a voting trust or subject any Common Stock or other voting securities of Dakota to any arrangement or agreement (other than this Standstill Agreement) with respect to the voting of such Common Stock or other voting securities; or (f) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of Dakota (except in accordance with this Standstill Agreement or any other written agreement hereafter entered into between Dakota and Sellers).

          SECTION 3.2. Sellers will be present (in person or by proxy) at all meetings of Dakota's shareholders so that all Common Stock owned by Sellers may be counted for the purpose of determining the presence of a quorum at such meetings.

          SECTION 3.3. Sellers will not, prior to three (3) years following the Conversion Date, directly or indirectly, sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of, any Common Stock or other voting securities of Dakota other than in the manner set forth in Section 4 hereof; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to sales, transfers or dispositions of Common Stock or other voting securities of Dakota, together with any related Rights, made:

               (a) pursuant to a merger or subsidiary merger between Dakota and a third party following which the Common Stock or other voting securities of Dakota shall no longer be outstanding;

               (b)  on a recognized securities market in
          compliance with Rule 144 of the Securities Act of 1933, which shall for purposes of this Standstill Agreement be deemed applicable to Sellers, PROVIDED, HOWEVER, that Sellers shall not engage in market transactions that


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          would adversely affect the market price of the Common
          Stock, but will sell their Common Stock, if at all, in a gradual manner to facilitate widespread distribution;

               (c) to immediate family members or otherwise pursuant to testamentary dispositions, provided that the transferee, and any subsequent transferee, of such Common Stock shall, prior to such transfer, agree to be bound by the terms and conditions of this Standstill Agreement; and


          SECTION 4. FIRST PURCHASE OPTION; TENDER OFFER OPTION; TERMS AND CONDITIONS.

          SECTION 4.1. FIRST PURCHASE OPTION. Sellers shall sell to Dakota (or its designee), at Dakota's option (the "First Purchase Option"), all, but not less than all, of the Common Stock owned by Sellers which such Sellers desire to sell, transfer or otherwise dispose of, other than pursuant to a tender or exchange offer for the Common Stock which is governed by Section 4.2 hereof or pursuant to the provisos set forth in section 3 hereof. The First Purchase Option shall apply to, and may be exercised in connection with, each sale, transfer or other disposition of Common Stock desired to be made by Sellers prior to three (3) years following the Conversion Date. The First Purchase Option shall be exercisable on the following terms and conditions:

               (a) In the event Sellers desire to sell, transfer or otherwise dispose of any Common Stock, other than pursuant to a tender or exchange offer covered by
          Section 4.2 hereof (such shares being known as the "First Purchase Option Shares"), Sellers shall promptly deliver or cause to be delivered a written notice to Dakota of Sellers' desire to sell, transfer or otherwise dispose of such Common Stock (the "Sales Notice"), which
          Sales Notice shall specify the number of Common Stock
          Sellers' desire to sell, transfer or otherwise dispose of, whether such Common Stock is to be sold on the over-the-counter market, on a national securities exchange or to a private purchaser, and if to a private purchaser, the name of such private purchaser and the purchase price for the Common Stock.

               (b) The First Purchase Option shall remain open and exercisable by Dakota for thirty (30) days following the receipt by Dakota of a Sales Notice. The First Purchase Option may be exercised with respect to all,


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          but not less than all, of the First Purchase Option
          Shares specified in such Sales Notice at the private sales price, if such Common Stock were to be sold in a private sale, or if such Common Stock were to be sold on the over- the-counter market or on a national securities exchange, the market price on the date that the Election Notice is given by Dakota. Dakota shall provide written notice to Sellers of its intent to exercise the First Purchase Option (an "Election Notice") prior to the thirtieth (30th) day following the receipt by Dakota of the Sales Notice.

               (c) The closing of any purchase of First Purchase Option Shares by Dakota upon exercise of the First Purchase Option shall take place within ten (10) days following the day that the Election Notice is provided to Sellers by Dakota (unless a later date is agreed to by Sellers), on which closing date delivery of such First Purchase Option Shares will be accepted and payment made therefor as specified in Section 4.4 hereof.

               (d) In the event that Dakota fails to timely exercise the First Purchase Option, Sellers shall be free to sell, transfer or otherwise dispose of the number of First Purchase Option Shares specified in the Sales Notice to Dakota at a price per share, in the case of a private sale, not less than the price specified in the Sales Notice; PROVIDED HOWEVER, that if the Sellers fail to close any sale to be made pursuant to this
          Section 4.1(d) within sixty (60) days following the thirtieth (30th) day after the receipt of the Sales Notice by Dakota, such First Purchase Option Shares shall again become subject to the restrictions set forth in this Standstill Agreement and such shares may not be sold, transferred or otherwise disposed of unless the Sellers provide a new Sales Notice and afford Dakota a new First Purchase Option with respect to such shares.

               (e) The First Purchase Option shall extend to and cover any and all Separated Rights owned by the Sellers such that, for each Common Stock purchased by Dakota upon exercise of a First Purchase Option after the Distribution Date (as defined in the Rights Agreement), Dakota shall be entitled to purchase at the market price, if any, one (1) Separated Right.




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          SECTION 4.2.  TENDER OFFER OPTION.  Notwithstanding the
     provisions of Section 4.1 hereof and subject to Section 4.2(e) hereof, Sellers shall sell to Dakota (or its designee), at Dakota's option (the "Tender Offer Option"), all, but not less than all, of the Common Stock owned by Sellers which such Sellers desire to tender or sell pursuant to a bona fide tender or exchange offer for the Common Stock (a "Tender Offer"), other than a Tender Offer made by Dakota pursuant to Rule 13e-4 under the Securities Exchange Act of 1934. The Tender Offer Option shall apply to, and may be exercised in connection with, each Tender Offer announced prior to three (3) years following the Conversion Date. The
     Tender Offer Option shall be exercisable on the following terms and conditions:

               (a) In the event Sellers desire to tender or sell Common Stock pursuant to a Tender Offer (such shares being known as the "Tender Offer Option Shares"), Sellers shall promptly, but in any event at least five
          (5) days prior to the first date specified in the Tender Offer on which the offeror therein may accept Common Stock for payment or exchange (the "Tender Offer Termination Date"), deliver or cause to be delivered a written notice to Dakota of Sellers' desire to tender Tender Offer Option Shares pursuant to a Tender Offer (the "Tender Notice"), which Tender Notice shall specify the number of Tender Offer Option Shares Sellers' desire to tender pursuant to such Tender Offer, the name of the offeror, the Tender Offer Termination Date and the Tender Offer price per share of Common Stock.

               (b)  Subject to the other provisions of this
          Standstill Agreement, the Tender Offer Option may be exercised by written notice by Dakota to Sellers of Dakota's election to exercise the Tender Offer Option (an "Exercise Notice") delivered to Sellers at least twenty-four (24) hours prior to the Tender Offer Termination Date. The Tender Offer Option may be exercised with respect to all, but not less than all, of the Tender Offer Option Shares specified in the Tender Notice.

               (c) Subject to Section 4.2(b) hereof, the closing of any sale of Tender Offer Option Shares upon exercise by Dakota of the Tender Offer Option shall take place not later than five (5) days following the date on which Sellers would have been paid if they had tendered such Common Stock to the offeror in the Tender Offer (unless a later date is agreed to by Sellers), on which closing


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          date delivery of such Tender Offer Option Shares will be
          accepted and payment made therefor as specified in
          Section 4.4 hereof; PROVIDED, HOWEVER, that in the event a competing Tender Offer is made prior to such closing date at a price per share higher than a price offered in the Tender Offer described in the Tender Notice previously delivered to Dakota, Sellers shall have the right to withdraw such Tender Notice and, subject to the Tender Offer Option and upon compliance with the provisions of this Section 4.2, to tender, or cause to be tendered, Common Stock into such competing Tender Offer.

               (d) The purchase price of the Tender Offer Option Shares purchased by Dakota pursuant to the Tender Offer Option shall be the product of (i) the number of such Tender Offer Option Shares upon which Dakota has exercised its Tender Offer Option multiplied by (ii) the Tender Offer price per share of Common Stock as in effect on the last date specified in the Tender Offer on which the offeror therein may accept Common Stock for payment or exchange. For purposes of the preceding clause (ii), if the Tender Offer price is payable in whole or in part in property other than cash, the price allocable to such property shall be equal to the fair market value of such property on the date Dakota receives the related Tender Notice.

               (e) In the event that Dakota fails to timely exercise the Tender Offer Option in connection with any Tender Offer, Sellers shall be free to tender and sell in such Tender Offer up to the number of Tender Offer Option Shares specified in the Tender Notice at a price per share of Common Stock not less than the Tender Offer price specified in the Tender Notice.

               (f) The Tender Offer Option shall extend to and cover any and all Separated Rights owned by Sellers such that, for each Common Stock purchased by Dakota upon exercise of a Tender Offer Option after the Distribution Date (as defined in the Rights Agreement), Dakota shall be entitled to purchase at the market price, if any, one
          (1) Separated Right.

          SECTION 4.3. CLOSING. Subject to the other provisions of this Standstill Agreement, the closing of the purchase of Common Stock pursuant to any exercise of an Option shall take place on the applicable closing date at the principal


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     executive offices of Dakota or at such other place as shall be mutually acceptable to the parties. At such closing, Sellers shall deliver, or cause to be delivered, to Dakota
     (a) all of the certificates evidencing the Common Stock with respect to which such Option is being exercised, duly endorsed to Dakota or accompanied by appropriate stock powers, and (b) all of the certificates evidencing the Separated Rights, if any, which Dakota is entitled to receive pursuant to Section 4.1 or 4.2 hereof, as the case may be, and Dakota shall deliver to Sellers the purchase price for such Common Stock in immediately available funds.

          SECTION 4.4. PAYMENT. All sums and amounts payable or to be payable pursuant to the provisions of this Standstill
     Agreement shall be payable by wire transfer or certified check.

          SECTION 4.5. ADJUSTMENT OF PURCHASE PRICE. The purchase price payable for each Common Stock purchased pursuant to Section 4.1 or 4.2 hereof shall be appropriately adjusted in the event Dakota, prior to the closing date on which such purchase price is payable, (a) pays a stock dividend or otherwise makes a distribution in Common Stock or other voting securities of Dakota (other than Separated Rights), (b) subdivides the outstanding Common Stock into a greater number of Common Stock, (c) combines the outstanding Common Stock into a smaller number of Common Stock, or (d) issues by reclassification any Common Stock.


          SECTION 4.6. ASSIGNABILITY OF OPTIONS. Dakota may assign either or both of the Options in whole or part in its sole discretion. Dakota may designate in an Exercise Notice any Person or Persons to take title to all or any part of the Common Stock and Separated Rights, if any, being purchased in connection with the exercise described in such Exercise Notice.

          SECTION 4.7. OPTIONS NOT MUTUALLY EXCLUSIVE. Neither the existence of the Tender Offer Option nor its exercisability in any set of circumstances shall restrict Dakota's ability to exercise the First Purchase Option in the same set of circumstances with respect to Common Stock other than the Tender Offer Option Shares relating to a Tender Offer as to which Dakota has been delivered a Tender Notice, provided that the conditions precedent to the exercise of the First Purchase Option have been met.



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          SECTION 5.  SPECIFIC ENFORCEMENT.  Sellers and Dakota
acknowledge and agree that irreparable damage would occur to the other party in the event any of the provisions of this Standstill Agreement were not performed in accordance with their specific terms or were otherwise breached and agree that Sellers and Dakota shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Standstill Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which Dakota may be entitled at law or in equity.


          SECTION 6. LEGENDS AND STOP TRANSFER ORDERS. The certificates representing Common Stock which Sellers shall receive pursuant to the Conversion and all certificates representing Separated Rights associated with such Common Stock, which Sellers may receive at or subsequent to such time, shall bear the following legend, which shall remain thereon as long as such Common Stock or Separated Rights are subject to the restrictions contained in this Standstill Agreement:

          The securities represented by this certificate are subject to the provisions of an Agreement, dated as of November 27, 1996, between Dakota Telecommunications, Inc. and Joel T. Hagen, John F. Archer, Jeffrey G. Parker, Donald
     B. Graham and Doug Schneider, and may not be sold or transferred except in accordance therewith. A copy of the Agreement is on file at the corporate office of Dakota Telecommunications, Inc.

Dakota may enter a stop transfer order with the transfer agent or agents of the Common Stock or Separated Rights to enforce compliance with the requirements of this Standstill Agreement. Dakota agrees, if requested to do so by Sellers, to remove promptly any stop transfer order with respect to, and issue promptly unlegended certificates in substitution for, certificates for any Common Stock or Separated Rights that have been sold or otherwise transferred by Sellers in compliance with
Section 4 hereof.

          SECTION 7. IMPLEMENTATION OF STANDSTILL AGREEMENT; REFERENCE TO SELLERS. Dakota and Sellers each agree that they will take or cause to be taken all such action and will execute and deliver or cause to be executed and delivered all such documents as the other may reasonably request in order to carry out and implement the terms and provisions of this Standstill Agreement. Reference in this Standstill Agreement to Sellers shall mean all Sellers collectively and each Seller individually.




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          SECTION 8.  SEVERABILITY.  If any part of this Standstill
Agreement is held to be invalid, void or unenforceable, the remaining terms and provisions of the Standstill Agreement will remain in full force and effect.


          SECTION 9. GOVERNING LAW. This Standstill Agreement will be governed by and construed in accordance with the laws of the State of South Dakota.


          SECTION 10. NOTICES. Unless otherwise specified herein, all notices to any Party hereunder shall be in writing and shall be given to such Party at its address provided in the Merger Agreement. Each such notice shall be effective when it is received.


          SECTION 11.  SUCCESSORS AND ASSIGNS.  This Standstill
Agreement shall be binding upon and inure to the benefit of Sellers and their successors and assigns and Dakota and its successors and assigns.


          SECTION 12. AMENDMENT. This Standstill Agreement may not be amended except by an instrument in writing signed by Dakota and each of the parties to be bound by such amendment.



          SECTION 13. COUNTERPARTS; HEADINGS. This Standstill Agreement may be executed in two or more counterparts, each of which will be an original, but all of which taken together will constitute one and the same agreement. The headings contained in this Standstill Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Standstill Agreement.


          SECTION 14. ENTIRE AGREEMENT. This Standstill Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter. This Standstill Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by Dakota and Sellers.


               IN WITNESS WHEREOF, the parties have executed and delivered this Standstill Agreement as of the date first above written.





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                                        DAKOTA COOPERATIVE
                                        TELECOMMUNICATIONS, INC.

                                        By  /S/ CRAIG A. ANDERSON

                                             Its  VICE PRESIDENT


                                        /S/ JOEL T. HAGEN
                                        Joel T. Hagen

                                        /S/ JOHN F. ARCHER
                                        John F. Archer

                                        /S/ JEFFREY G. PARKER
                                        Jeffrey G. Parker

                                        /S/ DONALD B. GRAHAM
                                        Donald B. Graham

                                        /S/ DOUG SCHNEIDER
                                        Doug Schneider
                                                               "Sellers"
























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